Exhibit 10.14

First Amendment to:

The Development and License Agreement between Capstone Turbine Corporation (“Capstone”) and Carrier Corporation (“Carrier”), effective September 4, 2007 and as amended from time to time (“Development Agreement”) (1)

In consideration of the mutually beneficial commercial relationship between Capstone and Carrier, acknowledged by each of the parties to be good and valuable consideration, Capstone and Carrier agree to amend the Development Agreement as follows:

1.                                       Capitalized terms used herein and not otherwise defined shall have the meanings assigned within the Development Agreement.

2.                                       The parties acknowledge that under Section 8 of the Development Agreement, Capstone is obligated to make royalty payments to Carrier. The parties agree that the following specific terms and conditions shall apply:

•                  For purposes of Section 8, the definition of “C200 System” shall include any C200 system, C200 Bay Upgrade Kit (defined below), and any system that incorporates the C200 engine as a component of a larger C200 engine based microturbine system, including but not limited to a C600 system, C800 system, or C1000 system.

•                  Under the Development Agreement, Capstone royalty payments are based on a percentage of sales price. The parties agree to replace this payment rate with a payment rate based on fixed fees, to be adjusted annually. The applicable fixed fee rates are set forth below. The rates below shall be adjusted annually, effective January 1 of each applicable year, based on the Consumer Price Index for All Urban Consumers (CPI-U) as published by the U.S. Bureau of Labor Statistics.

•                  For each “C200 Bay Upgrade Kit”: US $ 12,000
A “C200 Bay Upgrade Kit” shall mean any C200 engine that is sold for the purposes of upgrading a C600 or C800 system into the next size system configuration.

•                  For each C200 system: US $ 19,700

•                  For each C600 system: US $ 25,000

•                  For each C800 system: US $ 34,000

•                  For each C1000 system: US $ 42,000

•                  For any other size microturbine system that is C200 engine based, the parties shall agree in writing upon the applicable fixed fee rate for each such system. For the avoidance of doubt: for purposes of this section, a larger microturbine system that is C200 engine based will include any changes in system output (i.e. it shall not be limited to C200 and will include the future C250).

•                  Effective dates for new payment rates:

•                  For each C200 system: the payment rate set forth above shall be effective as of the Effective Date of this First Amendment and shall apply prospectively to any such C200 system for which Capstone has not yet made a royalty payment to Carrier. The parties acknowledge and agree that as of the Effective Date of this First Amendment, Capstone has met its royalty payment obligations to date with respect to C200 systems that are not components of larger microturbine systems.

•                  For each C200 Bay Upgrade Kit, C600, C800, and C1000 system:

•                  For each C200 Bay Upgrade Kit, C600, C800, and C1000 system shipped by Capstone prior to the Effective Date of this First Amendment: the payment rates set forth above shall be effective retroactively (“Retroactive Payments”). Capstone shall make such Retroactive Payments in two installments to Carrier,

(1) The Development Agreement was originally executed by and between Capstone and UTC Power Corporation. The Development Agreement was effectively assigned by UTC Power Corporation to Carrier on August 13, 2009.

based on the payment rates above (without application of the annual adjustment). The first installment for half of the amount of the Retroactive Payments shall become due 10 days after the Effective Date of this First Amendment (“First Installment Due Date”) and the second installment for the remaining balance of the Retroactive Payments shall become due 90 days from the First Installment Due Date.

•                  For any such C200 Bay Upgrade Kit, C600, C800, and C1000 system that has not been shipped by Capstone as of the Effective Date: the payment rates set forth above shall be applicable, adjusted annually as described above.

•                  For any other sized system where the fixed rate is to be determined pursuant to the language above, Capstone shall make payments in accordance with the payment rates as agreed to by the parties.

•                  Once Carrier recovers the full aggregate cash value of the C200 Investment, the fixed fee rates set forth above shall be reduced by 50%. (For avoidance of doubt/administrative purposes: the 50% reduction shall be applied to the fixed fee rates, as then adjusted based on the CPI-U index. The fixed fee rates, as reduced per the foregoing sentence, will continue to be adjusted going forward based on the CPI-U index).

•                  The parties agree that Capstone may at any time propose to Carrier a lump sum payment amount, which, upon payment to Carrier, would release Capstone from any future royalty payment obligations (subject to terms and conditions to be negotiated by the parties). Carrier agrees to consider in good faith any good-faith proposal submitted by Capstone.

•                  Under the Development Agreement, Capstone makes royalty payments to Carrier on a quarterly basis. As of the Effective Date of this First Amendment, Capstone agrees to make such quarterly payments to Carrier within thirty (30) days of the end of the applicable quarter for which the payment is being made.

3.                                       The parties acknowledge that under Section 9 of the Development Agreement, Capstone is obligated to provide discounts to Carrier. The parties agree that the following specific terms and conditions shall apply:

•                  For purposes of Section 9, the definition of “C200 System” shall include any C200 system, a C200 Bay Upgrade Kit, and any system that incorporates the C200 engine as a component of a larger C200 engine based microturbine system, including but not limited to a C600 system, C800 system, or C1000 system.

•                  The Parties agree that the discount described in the following language included in Section 9 of the Development Agreement: “(i) a discount of 25% less (or 30% less in the event the C200 System fails to receive CARB 2007 Certification) than the advertised list price at the time of the applicable sale” shall be replaced with the discount described in Exhibit 1 to this Amendment hereto, with the replacement discount to be provided on a prospective basis, effective as of the Effective Date of this First Amendment. For the avoidance of doubt: the other provisions of Section 9 shall remain in full force and effect.

4.                                       Each party shall have the right to audit the other party’s records, pursuant to the terms of the Development Agreement, for purposes of verifying the other party’s compliance with the provisions of this First Amendment. Each royalty payment submitted by Capstone to Carrier shall include a breakdown of the payment amount, setting forth the application of the payment structure set forth herein.

5.                                       Except as modified by the terms and conditions of this First Amendment, the terms and conditions of the Development Agreement shall remain in full force and effect.

This Amendment shall be deemed executed by both parties when any one or more counterparts hereof, individually or taken together, bears the signature of each of the Parties. The Parties may deliver counterparts of this Amendment by facsimile or electronic transmission.

IN WITNESS WHEREOF, by executing below, the parties have caused this First Amendment to be effective as of the last date of signature below (“Effective Date”):

Capstone Turbine Corporation		Carrier Corporation

Name:	Darren Jamison	Name:	Gary Christman

Signature:	/s/ Darren Jamison	Signature:	/s/ Gary Christman

Title:	CEO	Title:	DIR. / GM CMP SOLUTIONS

Date:	1-13-11	Date:	1-14-11

EXHIBIT 1

First Amendment to C200 Development Agreement

C200 System Discount

1. C200 System Pricing:

Catalog Number	Description	September List Price
200R-FG4-BU0U	C200,LPNG,GC,INDPKG,UL,UTC	$302,400

Capstone will offer UTC Carrier a special discount of 30% off the September 2009 List Price: $302,400 less 30% = $211,680

The September 2009 List Price will be adjusted annually based on the Consumer Price Index for All Urban Consumers (CPI-U) as published by the U.S. Bureau of Labor Statistics.

C600, C800, C1000 System Discount

2. C600, C800, and C1000 System Pricing:

Capstone will offer UTC Carrier a special discount of 30% off the September 2009 List Price for C600, C800 and C1000 systems.

The September 2009 List Price will be adjusted annually based on the Consumer Price Index for All Urban Consumers (CPI-U) as published by the U.S. Bureau of Labor Statistics

C200 Bay Upgrade Kit

3. C200 Bay Upgrade Kit:

Capstone will offer UTC Carrier a special discount of 30% off the September 2009 List Price for C200 Bay Upgrade Kits.

The September 2009 List Price will be adjusted annually based on the Consumer Price Index for All Urban Consumers (CPI-U) as published by the U.S. Bureau of Labor Statistics